                                                                    Exhibit 17.1



                                                              September 26, 1996


Bruce E. Mathias
Secretary
Jack Carl/312-Futures, Inc.
200 West Adams Street
Suite 1500
Chicago, IL  60606


Dear Mr. Mathias,

     This letter will re-confirm that I have resigned as an officer and director of Jack Carl/312-Futures, Inc. any and all of its subsidiaries and/or any and all of its affiliates as of the close of business July 1, 1996.


Sincerely,

/S/ BURTON J. MEYER


Burton J. Meyer

                                      142